EXHIBIT 99.1

For Immediate Release	Contact:	Todd Atenhan
727-450-8000
727-723-0444 (Fax)
investor.relations@CRYO-CELL.com

CRYO-CELL INTERNATIONAL, INC. REPORTS RESULTS

FOR THIRD QUARTER 2004

Company Reports Net Income, Increased Revenues, Higher Gross Margins,

and Strong Cash Position

TREND OF SOLID PERFORMANCE CONTINUES AS STRATEGIC PLAN TO ACHIEVE TRANSFORMATIONAL SUCCESS REMAINS WELL ON TRACK

Clearwater, FL – October 4, 2004 - CRYO-CELL International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”) today announced consolidated revenues of approximately $3.2 million for the third quarter ended August 31, 2004, compared to approximately $2.0 million for the third quarter of fiscal 2003. The 59% revenue increase over the same 2003 period is primarily attributable to an increase in recurring annual storage revenues and the effects of successfully implemented price increases during 2004 for newly enrolling clients.

Net income in the third quarter of 2004 was approximately $1.9 million, compared to a net loss of approximately $889,000 in the third quarter of 2003. Net income in the third quarter of 2004 included approximately $1.6 million from the reversal of all prior accruals with respect to the PharmaStem litigation, as a result of the favorable ruling by the Court on post trial motions in that case. The remaining approximately $300,000 in net income was principally due to increased revenues and gross profits compared to 2003 levels. The Company’s gross margin increased to 73% of revenue in the third quarter of 2004 from 68% in the 2003 period. The gross margin improvement is a result of increased revenues due to price increases combined with relatively fixed costs as described above. As of August 31, 2004, the Company had $4.2 million in available cash and cash equivalents and no long-term debt. Also, as a result of the Court’s favorable ruling in the PharmaStem litigation, the Company will obtain approximately $958,000 that was being held in an escrow account per the original jury verdict. The Company expects the monies to be returned during the fourth quarter 2004.

For the nine-month period ended August 31, 2004, the Company’s revenues were approximately $9.0 million, compared to approximately $5.1 million for the nine-month period ended August 31, 2003. The 77% revenue increase over the same 2003 period is primarily attributable to an increase in recurring annual storage revenues and the effects of successfully implemented price increases during 2004 for newly enrolling clients. Net income for the nine-month period ended August 31, 2004 was approximately $2.7 million, compared to a net loss of approximately $3.1 million in the 2003 period. As described above, net income for the 2004 period included $1.6 million from the reversal of all prior accruals related to the PharmaStem litigation during the third quarter of 2004. The Company’s remaining $1.1 million in net income was due to increased revenues as described above. The Company’s gross margin increased to 75% of revenue in the first nine months of 2004 from 62% in the 2003 period. The 13% gross margin improvement is a result of increased revenues due to price increases combined with relatively fixed costs as described above.

“We are very pleased with CRYO-CELL’s continuing solid performance throughout the third quarter and with our progress towards operational expansion and strategic market development,” commented Mercedes Walton, Chairman and interim CEO. “We are also encouraged by the recent favorable Court ruling on post trial motions in the PharmaStem matter which determined that the jury’s earlier verdict of infringement was, according to the Court’s opinion, “against the great weight of the evidence”. This ruling is a positive development for CRYO-CELL, the practitioner community and the families we serve and contributed positively to third quarter results with the reversal of approximately $1.6 million in prior accruals. As a result of this ruling, we expect approximately $958,000 held in escrow to be returned to the Company in the fourth quarter. Ultimately, we expect both of the patents will be invalidated, and PharmaStem’s present claims will be unenforceable.”

“The Company has also made significant progress in controlling our costs on a year-to-date basis. Notwithstanding anticipated quarterly fluctuations due to planned increases in marketing and sales spending, along with pending litigation matters, we expect to continue to tightly manage expense while maximizing shareholder profitability.” Ms. Walton continued, “CRYO-CELL is well on track with our strategic plan to achieve transformational success.”

About CRYO-CELL International, Inc.

Based in Clearwater, Florida, CRYO-CELL is the world’s largest U-Cord® stem cell banking firm, offering high-quality cord blood preservation exclusively for the benefit of newborn babies and possibly other members of their family. CRYO-CELL is accredited by the American Association of Blood Banks (AABB).

CRYO-CELL is a publicly traded company. OTC Bulletin Board Symbol CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.CRYO-CELL.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include any adverse effect or limitations caused by any governmental regulations, proceedings or actions, foreign and domestic; any continued or increased losses, or any inability to obtain acceptable financing, where desirable in the future, in connection with our operating or growth plans; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; the effect of any future reduced cash position and future inability to access borrowings; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the move into our new facility or the operation of the facility; any adverse developments impacting our continued relationship with and success of our licensees, foreign affiliates or investments in, or relationships with, foreign companies; any inability to achieve increases in revenue or earnings from umbilical cord blood stem cell storage; any future inability to substantially achieve the objectives expected from the successful implementation of our strategy; any decline in public market interest in the Company’s business sector; any added requirements imposed on us by new laws or SEC regulations and costs thereof; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the potential impact of negative market influences on the Company’s portfolio of cash, cash equivalents and marketable securities; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any new technology rendering the Company’s patented equipment or business obsolete; any performance failures related to the Company’s equipment or operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; any negative effect from the filed class action shareholder lawsuits; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.

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